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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of Regions Financial Corporation pertaining to the 2000 Equity Compensation Plan of Morgan Keegan, Inc. and the 1994 Restricted Stock and Stock Option Plan of Morgan Keegan, Inc. assumed in connection with the acquisition of Morgan Keegan, Inc. of our report dated January 24, 2001 (except Note Y as to which the date is March 5, 2001), with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                /s/   Ernst & Young LLP

Birmingham, Alabama
April 6, 2001